UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2014

ALTISOURCE ASSET MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

United States Virgin Islands	001-36063	66-0783125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Directors or Certain Officers

On October 8, 2014, Salah Saabneh resigned from his position as Executive Vice President, Corporate Development of Altisource Asset Management Corporation (the “Company”), effective as of the same date. On October 8, 2014, the Board of Directors of the Company determined to increase the size of the Board of Directors of the Company to seven members, effective December 11, 2014, and to elect Mr. Saabneh to the Company’s Board of Directors, effective December 11, 2014. There are no arrangements or understandings between Mr. Saabneh and any other person for his election as a director.

(c) Appointment of Certain Officers

On October 8, 2014, the Company appointed Robin N. Lowe, age 49, as Chief Financial Officer of the Company. Mr. Lowe will oversee all financial affairs for the Company, including financial reporting, treasury, tax and shareholder relations.

Prior to his appointment, Mr. Lowe served as Chief Financial Officer of CitiMortgage Inc. from October 2012 to July 2014. From May 2010 to September 2012, Mr. Lowe served as Chief Financial Officer of Citibank Korea, and from October 2008 to April 2010, he served as Chief Financial Officer of Citibank’s South East Asia Pacific region. From May 1995 to September 2008, Mr. Lowe served in lead finance roles with Citibank in various countries and regions. Mr. Lowe is a Fellow of the Institute of Chartered Accountants in England and Wales of which he has been a member since 1992. He holds a Masters Degree in Classics and a Bachelor of Arts, with honors, from Oxford University.

There are no family relationships among Mr. Lowe and any of the Company's directors and executive officers.

On October 8, 2014, the Company re-designated and appointed Kenneth D. Najour as Chief Accounting Officer of the Company.

(e) Compensatory Arrangements

Pursuant to his employment arrangement, Mr. Lowe will receive, among other things, (i) a base salary of $450,000, (ii) a target incentive bonus opportunity of $450,000, dependent on performance and (iii) standard relocation costs and benefits. On the first day of his employment with the Company, Mr. Lowe was awarded 21,898 shares of restricted common stock of the Company, subject to the vesting requirements provided below in this Item 5.02(e).

The 21,898 shares of restricted stock awarded to Mr. Lowe will vest in three tranches, subject to the achievement of the following performance hurdles:

Twenty-five percent (25%) will vest in accordance with the vesting schedule set forth below if the market value of Company stock meets both of the following conditions: (i) the market value has realized a compounded annual gain of at least twenty percent (20%) over the market value on the date of the grant and (ii) the market value is at least double the market value on the date of the grant;

Fifty percent (50%) of the grant will vest in accordance with the vesting schedule set forth below if the market value of Company stock meets both of the following conditions: (i) the market value has realized a compounded annual gain of at least twenty-two and a half percent (22.5%) over the market value on the date of the grant; and (ii) the market value is at least triple the market value on the date of the grant and

Twenty-five percent (25%) of the grant will vest in accordance with the vesting schedule set forth below if the market value of Company stock meets both of the following conditions: (i) the market value has realized a compounded annual gain of at least twenty-five percent (25%) over the market value on the date of the grant; and (ii) the market value is at least quadruple the market value on the date of the grant.

After the performance hurdles for a tranche have been achieved, 25% of the restricted stock in that tranche will vest on the first anniversary of the date that the performance hurdles for that tranche were met and 75% of the restricted stock of that tranche will vest on the second anniversary of the date that the performance hurdles for that tranche were met.

In connection with his resignation as Executive Vice President, Corporate Development of the Company, Mr. Saabneh forfeited an aggregate of 19,049 shares of his unvested restricted common stock under the restricted stock agreement between Mr. Saabneh and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Altisource Asset Management Corporation
Date: October 9, 2014	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary